Exhibit 1

Carve Out Agreement

by and between

1.	Prof. Dr. Melvyn Little, Immenseeweg 17, 25826 St. Peter-Ording, Germany

2.	Deutsches Krebsforschungszentrum, Im Neuenheimer Feld 280, 69120 Heidelberg, Germany

3.	AGUTH Holding GmbH, Schloß-Wolfsbrunnenweg 33, 69118 Heidelberg, Germany

4.	KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

5.	tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

6.	SGR Sagittarius Holding AG, Poststrasse 30, 6301 Zug, Switzerland

7.	BioMed Invest I Ltd., Suite 7, Provident House, Havilland Street, St. Peter Port, Guernsey, GY1 2QE, Channel Islands

8.	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

9.	OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

10.	LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands

11.	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

and

12.	________________, ________________, ________________

- hereinafter referred to as the "Beneficiary" -

and

13.	Affimed Therapeutics AG, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany
- as a further party with respect to § 3 and § 8 (1) below -

The parties named under 1. to 11. above are hereinafter collectively referred to as the "Shareholders" and each individually as a "Shareholder". The parties named under 1. to 13. above are hereinafter collectively referred to as the "Parties" and each individually as a "Party".

Preamble

The Shareholders are the sole shareholders of Affimed Therapeutics AG with its registered seat in Heidelberg, Germany, registered with the Commercial Register of the Mannheim Local Court under no. HRB 336536 (the "Company"). The Beneficiary is a [member of the Management/Supervisory Board/consultant] of the Company.

The objective of the Shareholders is the further growth of the Company and the increase of the long-term value of the Company in order to complete an exit of their participation in the Company by way of a trade sale, asset deal, merger, reverse take-over or public offering in due course. In order to achieve such exit and to maximize the proceeds of such exit, the Shareholders intend to grant the Beneficiary a participation in their proceeds of such exit.

NOW, THEREFORE, the Parties hereby agree as follows.

§ 1
Carve Out

(1)
Upon the respective Payment Date (as defined below) of the first Transaction (as defined below) after the date hereof, the Beneficiary shall be entitled to a payment claim against the Shareholders gross (brutto) (the "Carve Out") calculated in accordance with the following equation:

Carve Out = V x P x Net Proceeds

A "Transaction" shall be (i) a firmly underwritten public offering of shares of common stock of the Company or a holding company of the Company on a regulated market (the "IPO"), (ii) a sale of at least 50 % of all (current and future) shares of the Company in a single transaction or in a series of related transactions other than a re-domiciliation of the Company (the "Trade Sale"), (iii) a sale (also by way of exclusive licenses) of at least 50 % of all assets (including intellectual property rights) of the Company (calculated at fair market values) or of one of the lead programmes AFM11 or AFM13 (the "Asset Deal"), (iv) a merger, consolidation or acquisition, or any other event involving the Company, pursuant to which the shareholders of the Company will have less than 50.1 % of the voting power of the acquiring company or pursuant to which the Company is not the surviving entity (the "Merger"), (v) a reverse take-over (the "RTO") or (vi) the liquidation (Liquidation) of the Company (the "Liquidation").

"V" shall be equal to a number between 0 and 1 depending on the percentage of the Carve Out which has vested at the Trigger Date (as defined below) in accordance with § 1 (2) below, whereby V shall be equal to 0 if 0 % of the Carve Out has so vested at the Trigger Date, V shall be equal to 1 if 100 % of the Carve Out has so vested at the Trigger Date and, if more than 0 % but less than 100 % of the Carve Out has so vested at the Trigger Date, V shall increase on a linear basis from 0 (at 0 % vested at the Trigger Date) to 1 (at 100 % vested at the Trigger Date).

The "Trigger Date" shall be the date of the Consummation (as defined below) of the first Transaction after the date hereof.

The "Consummation" shall be (i) in case of an IPO: the closing date of the IPO, (ii) in case of a Trade Sale or a Further Trade Sale (as defined below): the date on which the transfer of the relevant shares of the Company to the acquirer becomes effective, (iii) in case of an Asset Deal or a Further Asset Deal (as defined below): the date on which the transfer of the relevant assets to the acquirer becomes effective, (iv) in case of a Merger or a Further Merger (as defined below) or an RTO: the date on which the transfer of the relevant shares of the Company to the acquiring company or surviving entity becomes effective, and (v) in case of a Liquidation: the date on which the relevant grounds for liquidation pursuant to § 262 (1) of the German Stock Corporation Act (AktG) are fulfilled, and "Consummate" and "Consummated" shall be construed accordingly.

"P" shall be equal to ______ [insert total entitlement as a decimal number, e.g. 0.027 for Adi Hoess].

The "Net Proceeds" shall be equal to the Proceeds (as defined below) and, except in case of an IPO, minus the Transaction Costs (as defined below).

The "Proceeds" shall be (i) in case of an IPO: the Gross Rate (as defined below) multiplied by the total number of Individual Trust Shares (as defined below) sold by the Trustee (as defined below) at the respective Payment Date, (ii) in case of a Trade Sale: the total purchase price received by the shareholders of the Company as consideration for the relevant shares of the Company in such Trade Sale, (iii) in case of an Asset Deal: the total distributions received by the shareholders of the Company on their shares of the Company following the Asset Deal, (iv) in case of a Merger or RTO: the total number of shares of the acquiring company or surviving entity received by the shareholders of the Company as consideration for their shares of the Company in such Merger or RTO, and (v) in case of a Liquidation: the cash proceeds resulting from the Liquidation (Liquidationserlös) remaining after satisfaction of all liabilities of the Company, in each case (i) to (v) after deduction of VAT, if any, subject to § 1 (6) below.

The "Transaction Costs" shall be the transaction costs and expenses of the respective Transaction or Further Exit (as defined below), as the case may be, incurred by the shareholders of the Company (including, without limitation, fees and expenses of financial advisors, lawyers, tax advisors, accountants and/or any other advisors or deal facilitators).

(2)
___ % of the Carve Out granted hereunder have vested immediately upon the conclusion of this Carve Out Agreement. ___ % of the Carve Out granted hereunder shall be subject to the time-based vesting under (a) below. ___ % of the Carve Out granted hereunder shall be subject to the milestone-based vesting under (b) below.

(a)
___ % of the Carve Out granted hereunder (the "Time-based Carve Out") shall vest over a total period of time of _____ months/years beginning on ____________ ___, 20___, whereby ___ % of the Time-based Carve Out shall vest after the expiry of ____________ ___, 20___, a further ___ % of the Time-based Carve Out shall vest after the expiry of ____________ ___, 20___ and the remaining ___ % of the Time-based Carve Out shall vest after the expiry of ____________ ___, 20___.

If the Beneficiary leaves (Ausscheiden) his service or employment relationship with the Company for any reason whatsoever, then the percentage of the Time-based Carve Out which has not vested under the preceding sentence as of the time of leaving shall lapse immediately and without compensation. For the purposes of this Carve Out Agreement, except where mandatory statutory provisions require otherwise, the Beneficiary shall be deemed to have left his service or employment relationship with the Company, when the working capacity of the Beneficiary is no longer available to the Company for any reason whatsoever (for example (early) retirement, permanent disability, death, release from service or employment after notice to terminate).

If either (i) the Beneficiary has not left (as defined above) his service or employment relationship with the Company for any reason whatsoever prior to the Consummation of the first Transaction after the date hereof or (ii) the Company terminates the service or employment relationship of the Beneficiary without cause (ohne wichtigen Grund) for which the Beneficiary is responsible after the Relevant Date (as defined below), then the preceding provisions of this § 1 (2) (a) shall no longer apply with the result that 100 % of the Time-based Carve Out shall vest immediately upon the Consummation of such Transaction.

The "Relevant Date" shall be (i) in case of an IPO or Liquidation: the date which is three months prior to the Consummation of the Transaction in question, and (ii) in case of a Trade Sale, Asset Deal, Merger or RTO: the later of (aa) the date which is three months prior to the date of the signing of the Transaction in question and (bb) the date of the first submission to the shareholders of the Company or the Company, as applicable, of a term sheet, letter of intent or comparable document on the basis of which the Transaction in question is subsequently signed.

(b)
___ % of the Carve Out granted hereunder (the "Milestone-based Carve Out") shall vest, and shall only vest, if either (i) the Beneficiary has not left (as defined above) his service or employment relationship with the Company for any reason whatsoever prior to the Consummation of the first Transaction after the date hereof or (ii) the Company terminates the service or employment relationship of the Beneficiary without cause for which the Beneficiary is responsible after the Relevant Date, in which case 100 % of the Milestone-based Carve Out shall vest immediately upon the Consummation of such Transaction.

If the Beneficiary leaves his service or employment relationship with the Company for a new service or employment relationship with the Company or any of its affiliated companies, then the above provisions of this § 1 (2) shall not apply with regard to such leaving but only with regard to the leaving (as defined above) of the new service or employment relationship with the Company or its affiliated company.

(3)
The Carve Out shall be paid by the Shareholders in accordance with the following provisions as partial debtors (Teilschuldner) under exclusion of any joint and several liability (unter Ausschluss jeglicher gesamtschuldnerischer Haftung) in proportion to (i) in case of an IPO: the number of shares of the Company or its holding company held by them immediately prior to the Consummation of the IPO (but excluding, for the avoidance of doubt, any shares purchased in the course of the IPO) inter se, and (ii) in case of a Trade Sale, Asset Deal, Merger, RTO or Liquidation (collectively the "Exit") or Further Exit: the total Net Proceeds of such Exit or Further Exit received by the respective Shareholder in relation to the total Net Proceeds of such Exit or Further Exit received by all Shareholders in the aggregate.

(4)
Upon the Consummation of the IPO, each of the Shareholders shall deposit with one common trustee designated jointly by all of the Shareholders (the "Trustee") such number of shares of the Company or its holding company as is equal to V x P multiplied by the total number of shares of the Company or its holding company held by the respective Shareholder immediately prior to the Consummation of the IPO (but excluding, for the avoidance of doubt, any shares purchased in the course of the IPO) (the "Individual Trust Shares"), whereby the Trustee shall hold the Individual Trust Shares for the time being on behalf and for the benefit of the respective Shareholder. The Beneficiary is aware that the Shareholders have granted a participation in their proceeds of an exit also to several other persons (the "Other Beneficiaries"). As a result, the Trustee will not only hold in trust the Individual Trust Shares, but also further shares of the Company or its holding company with respect to the claims of the Other Beneficiaries (the Individual Trust Shares and such further shares of the Company or its holding company held in trust by the Trustee collectively the "Trust Shares").

As soon as practicable after the later of the End of Lock-up (as defined below) and January 2, 2015, and in any event prior to March 15, 2016, the Trustee shall sell, in strict compliance with the safe harbor regulations of Rule 144 under the US Securities Act of 1933, as amended, and/or any other applicable safe harbor regulations, and in strict compliance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 and applicable blue sky laws and insider trading regulations, such portion of the Trust Shares – in one or more tranches – as is necessary to cover any and all taxes, social security contributions and other charges as per § 3 below accruing in connection with the grant of the entitlements and/or payments to the Beneficiary and the grant of the entitlements and/or payments to all Other Beneficiaries (whereby the total number of Trust Shares sold by the Trustee at any Payment Date (as defined below) shall be allocated among the Beneficiary and the Other Beneficiaries in relation to the result of their respective V x P or P, as applicable, (each as defined in § 1 (1) above) multiplied by their respective Tax Rate (as defined below)). The Beneficiary shall provide the Trustee with a confirmation by either the accounts department of the Company or a tax advisor as to which total rate (as a percentage, e.g. 45%) of taxes, social security contributions and other charges as per § 3 below accrues in connection with the grant of the Carve Out hereunder and/or payments to the Beneficiary hereunder (the "Tax Rate"); provided, however, that for as long as the Trustee has not received such confirmation, the Tax Rate shall be deemed to be 50%. Any date at which the Trustee sells Trust Shares in accordance with the preceding provisions the "Payment Date".

The "End of Lock-up" shall be the date following the expiration of the lock-up agreement entered into between the underwriters and, inter alia, each of the Shareholders, in connection with the IPO.

In case of an IPO, the Carve Out shall come into existence (entstehen) under the condition precedent (aufschiebende Bedingung) of the occurrence of, and shall be paid to the Beneficiary at, the respective Payment Date in such a way that the Trustee shall (i) forward the sale proceeds generated at the respective Payment Date and allocated to the Beneficiary in accordance with the preceding provisions to the Company (in order to enable the Company to pay such taxes, social security contributions and other charges through the local payroll tax), to the relevant tax and other authorities or to the Beneficiary, as applicable, and (ii) instruct the Company or its holding company, as applicable, to transfer on its books such number of Individual Trust Shares to the name of the Beneficiary as is equal to the Net Proceeds at the respective Payment Date less the total number of Individual Trust Shares sold by the Trustee at the respective Payment Date. The payments and transfers under (i) and (ii) of the preceding sentence shall be in full discharge of the obligations of the respective Shareholder hereunder at the respective Payment Date.

The "Gross Rate" shall be equal to 100 % divided by the Tax Rate.

No interest shall be paid with respect to any payment hereunder.

(5)
In case of an Exit or Further Exit, the Carve Out shall come into existence under the condition precedent that, and shall be paid to the Beneficiary 20 Bank Working Days after, the shareholders of the Company have actually received the Net Proceeds of the Exit or Further Exit; provided, however, that to the extent that the Net Proceeds of the Exit or Further Exit consist of shares in companies listed on a stock exchange which are subject to any applicable waiting periods, lock-up periods and similar restrictions, the Carve Out shall come into existence under the condition precedent that, and shall be paid to the Beneficiary 20 Bank Working Days after, the shareholders of the Company have actually received the Net Proceeds of the Exit or Further Exit and any applicable waiting periods, lock-up periods and similar restrictions have expired (the "Payment Date"). If the shareholders of the Company receive the Net Proceeds of the Exit or Further Exit in several tranches and/or such Proceeds are contingent upon conditions and/or deferred and/or paid into an escrow account, then the Carve Out shall come into existence under the condition precedent that, and shall be paid to the Beneficiary only if and 20 Bank Working Days after, the shareholders of the Company themselves have actually received the respective tranche of such Proceeds or such Proceeds contingent upon conditions or such deferred Proceeds or such Proceeds paid into an escrow account and, to the extent that such Proceeds consist of shares in companies listed on a stock exchange, after any applicable waiting periods, lock-up periods and similar restrictions have expired (the "Payment Date").

Payments shall be made after legal deductions for taxes, social security contributions and other charges as per § 3 below, to a bank account to be named by the Beneficiary. No interest shall be paid with respect to any payment hereunder.

If and to the extent that the Proceeds of an Exit or Further Exit do not consist of cash, but rather of a consideration in kind (e.g. shares), the Beneficiary shall receive the Carve Out in such consideration in kind and (in case of a mixed consideration, e.g. cash and shares) in the same ratio as the shareholders of the Company, whereby § 4 below shall apply; provided, however, that to the extent that the Proceeds consist of shares in companies listed on a stock exchange, the Carve Out shall come into existence under the condition precedent that, and shall be paid to the Beneficiary 20 Bank Working Days after, any applicable waiting periods, lock-up periods and similar restrictions have expired; provided further that the respective Shareholder shall be entitled to substitute any such consideration in kind by a corresponding payment in cash to the Beneficiary, and provided further that the Beneficiary shall in any event receive the Carve Out in cash to the extent required to satisfy any and all taxes, social security contributions and other charges as per § 3 below accruing in connection with the grant of the Carve Out hereunder and/or payments to the Beneficiary hereunder.

With respect to the amount of any substituting payment in cash under the preceding provisions as well as in all other cases in which the value of a consideration in kind of an Exit or Further Exit is relevant: (i) to the extent that the consideration in kind consists of shares in companies listed on a stock exchange, the share price fixed at the stock exchange at the time and date the transfer to the shareholders of the Company takes effect and any applicable waiting periods, lock-up periods and similar restrictions have expired shall be decisive, and (ii) in all other cases, the fair market value of such consideration in kind at the time and date of the Consummation of the Exit or Further Exit, as the case may be, shall be decisive, which shall be determined with binding effect on the Shareholders and the Beneficiary by the Company's auditors.

(6)
The rights of the Beneficiary hereunder are a one-time benefit, which shall be fulfilled and exhausted upon the Consummation of the first Transaction after the date hereof, regardless of the actual entitlement of the Beneficiary to receive a Carve Out upon the Consummation of such Transaction or actual receipt of payments hereunder, subject to the following provisions of this § 1 (6).

In the event that the first Transaction Consummated after the date hereof is a Trade Sale in which not all shares of the Company are included, then upon the Payment Date of any subsequent sale of shares of the Company not included in the Trade Sale (the "Further Trade Sale") and not included in any preceding Further Trade Sale, the Beneficiary shall be entitled to a further Carve Out calculated in accordance with the equation in § 1 (1) above and to be paid in accordance with § 1 (3) to (5) above, whereby in this case the "Proceeds" shall be the total purchase price received by the shareholders of the Company as consideration for the relevant shares of the Company in such Further Trade Sale, after deduction of VAT, if any.

In the event that the first Transaction Consummated after the date hereof is an Asset Deal in which not all assets of the Company are included, then upon the Payment Date of any subsequent sale (also by way of exclusive licenses) of assets of the Company not included in the Asset Deal (the "Further Asset Deal") and not included in any preceding Further Asset Deal, the Beneficiary shall be entitled to a further Carve Out calculated in accordance with the equation in § 1 (1) above and to be paid in accordance with § 1 (3) to (5) above, whereby in this case the "Proceeds" shall be the total distributions received by the shareholders of the Company on their shares of the Company following the Further Asset Deal, after deduction of VAT, if any.

In the event that the first Transaction Consummated after the date hereof is a Merger in which not all shares of the Company are included, then upon the Payment Date of any subsequent merger, consolidation or acquisition, or any other event involving the Company, and relating to shares of the Company not included in the Merger (the "Further Merger"; the Further Trade Sale, the Further Asset Deal and the Further Merger each the "Further Exit") and not included in any preceding Further Merger, the Beneficiary shall be entitled to a further Carve Out calculated in accordance with the equation in § 1 (1) above and to be paid in accordance with § 1 (3) to (5) above, whereby in this case the "Proceeds" shall be the total number of shares of the acquiring company or surviving entity received by the shareholders of the Company as consideration for their shares of the Company in such Further Merger, after deduction of VAT, if any.

(7)
The rights of the Beneficiary hereunder do not constitute shares or other equity instruments of the Company and do not grant the right to subscribe for or otherwise receive shares or other equity instruments of the Company, and thus do not entitle the Beneficiary, whether as of the date hereof, upon the occurrence of a Transaction or Further Exit or otherwise, to any shareholder rights, including, without limitation, voting rights, information rights, dividend entitlement or rights on liquidation. The rights hereunder shall entitle the Beneficiary only to a payment claim, if any, against the Shareholders upon the Payment Date of a Transaction and possibly a Further Exit, subject to the terms and conditions set forth herein.

(8)
The rights of the Beneficiary hereunder shall lapse immediately and without compensation in the event of the opening of insolvency proceedings over the assets of the Beneficiary or the refusal of the opening of such proceedings for lack of assets or in the event that the rights of the Beneficiary hereunder are attached by one of the creditors of the Beneficiary or execution in the rights of the Beneficiary hereunder otherwise takes place and the execution measure is not lifted before the realization of the rights of the Beneficiary hereunder or within three months, whichever is earlier.

(9)
The rights of the Beneficiary hereunder shall lapse immediately and without compensation in the event that no Transaction is Consummated on or before the tenth anniversary of the date of the conclusion of this Carve Out Agreement.

§ 2
No Obligation to Consummate a Transaction or Further Exit

The Beneficiary expressly acknowledges and agrees that it is in the sole and free discretion of the Company and/or the shareholders of the Company whether to enter into a Transaction and/or a Further Exit and/or to Consummate a Transaction and/or a Further Exit without any liability hereunder. The Beneficiary further expressly acknowledges and agrees that it is in the sole and free discretion of the Company and/or the shareholders of the Company whether to agree to a consideration for the relevant shares or assets of the Company in cash and/or in kind and to agree to any amount of consideration without any liability hereunder. If the Consummation of a Transaction and/or a Further Exit does not occur or, in case of an Asset Deal and/or a Further Asset Deal, the purchase price received by the Company is not distributed to the shareholders of the Company, this Carve Out Agreement shall not be interpreted to grant or confirm any claim of the Beneficiary that the Beneficiary would not have had if this Carve Out Agreement were not entered into.

§ 3
Taxes, Social Security Contributions and other Charges

All federal, state, local, domestic and foreign taxes and other charges, including (without limitation) wage tax, church tax, solidarity surcharge, VAT, social security taxes and contributions, pension, unemployment, health and care insurance and similar obligations and any interest or penalty thereon, accruing in connection with the grant of the Carve Out hereunder and/or payments to the Beneficiary hereunder shall be borne by the Beneficiary. The Beneficiary shall reimburse the shareholders of the Company and the Company and its affiliated companies for any taxes and other charges described above accruing in connection with the grant of the Carve Out hereunder and/or payments to the Beneficiary hereunder. The shareholders of the Company and the Company and its affiliated companies shall have the right to notify the relevant tax and other authorities about the grant of the Carve Out hereunder and/or any payments to the Beneficiary hereunder, including any related amounts, if in their respective determination they are required to do so, and to withhold from the Beneficiary's salary and/or any payments to the Beneficiary hereunder such taxes and other charges as shall be due in connection with the grant of the Carve Out hereunder and/or any payments to the Beneficiary hereunder and to forward such amounts to the relevant tax and other authorities. Any such taxes and other charges not covered by the amount withheld shall be paid directly by the Beneficiary, and the shareholders of the Company and the Company and its affiliated companies shall be indemnified and held harmless by the Beneficiary from and against any corresponding claims, demands, actions and proceedings, including reasonable attorneys', accountants' and other fees and expenses incurred by them. Upon request, the Beneficiary shall certify to the Company and its affiliated companies that he has met his obligation to pay taxes and other charges.

§ 4
Accession to Investment and Shareholders' Agreements; Lock-up

(1)
The Beneficiary expressly acknowledges and agrees that upon demand of the Shareholders, the Beneficiary shall become a party to the investment and shareholders' agreements by and between the shareholders of the Company and/or of the acquiring company or surviving entity of a Merger and, if applicable, the Company and/or such acquiring company or surviving entity following the issuance of shares of the Company or this acquiring company or surviving entity to the Beneficiary hereunder, which may provide for transfer restrictions, voting agreements as well as preference payments of the holders of preferred shares, inter alia.

(2)
The Beneficiary expressly acknowledges and agrees that he shall agree to and comply with the waiting periods, lock-up periods and similar restrictions in case of a swap or contribution of shares or assets of the Company to, or a merger, consolidation or acquisition, or any other event involving the Company, with, a company listed on a stock exchange, regarding all shares and/or option rights issued or to be issued or transferred or to be transferred to the Beneficiary in the course of such transaction, which are required on the specific market segment or by the underwriting banks, and also to perform any actions, give any declarations and accept any obligations which are necessary or appropriate for such transaction.

§ 5
Transferability; Inheritance

(1)
The rights of the Beneficiary hereunder are not transferable. In the same way, other disposals of the rights of the Beneficiary hereunder as well as entering into any obligation to dispose of the rights of the Beneficiary hereunder, in particular, without limitation, the grant of sub-participations or the establishment of trusts, the entering into short positions by passing on the rights of the Beneficiary hereunder to third parties as well as similar position-closing transactions which commercially result in a disposal of the rights of the Beneficiary hereunder, are also not permitted. In case of a breach of the preceding provisions, the rights of the Beneficiary hereunder shall lapse immediately and without compensation. In exceptional cases, the Shareholders shall be entitled in their sole and free discretion to approve of a disposal of the rights of the Beneficiary hereunder.

(2)
The rights of the Beneficiary hereunder are freely inheritable to the extent vested in accordance with the terms and provisions of this Carve Out Agreement at the time of the death of the Beneficiary. The heirs shall also be subject to the terms and provisions of this Carve Out Agreement. The heirs shall be obliged to notify their position as heirs to the Shareholders and to legitimize their claim pursuant to § 35 German Land Register Code (GBO). If the rights of the Beneficiary hereunder are jointly owned by a community of heirs (Erbengemeinschaft) or a community of legatees (Vermächtnisnehmer), they shall be obliged to jointly exercise their rights hereunder and to authorize a joint representative for this purpose. If the Beneficiary should die and the prerequisites for the inheritance of the rights of the Beneficiary hereunder under sentence 1 above are not fulfilled, this Carve Out Agreement and the rights of the Beneficiary hereunder shall lapse immediately and without compensation.

§ 6
Reservation of Optional Nature; No Employment Obligation

(1)
The grant of the rights hereunder is made on a voluntary basis and with the reservation of its optional nature, and shall not create any continuous business practice (keine betriebliche Übung) and thus shall not create any legal entitlement to the grant of further rights (or other participations or bonuses) in the future even if rights (or other participations or bonuses) are granted repeatedly.

(2)
Nothing contained herein or in any other document related to the Carve Out shall imply or infer any right or entitlement on the part of the Beneficiary to any service or employment with the Company or its affiliated companies. Without limiting the generality of the foregoing, the Company's and its affiliated companies' right to terminate the service or employment relationship of the Beneficiary at any time for any reason or no reason in accordance with the applicable legal provisions shall not in any way be limited or restricted.

§ 7
Transfer of Rights and Obligations

(1)
In case of a transfer of shares of the Company or its holding company, as applicable, the transferring Shareholder shall be entitled and obliged to transfer his rights and obligations under this Carve Out Agreement together with the shares of the Company or its holding company, as applicable, without requiring the consent of any of the other Parties, provided that such transfer of shares of the Company or its holding company, as applicable, occurs in accordance with the provisions of the Articles of Association of the Company or its holding company, as applicable, and the shareholders' agreement by and between the shareholders of the Company or its holding company, as applicable, and the Company or its holding company, as applicable, in effect from time to time. This § 7 (1) shall not apply in case of a transfer of shares of the Company to a holding company of the Company.

(2)
The Shareholders and the Beneficiary agree that each future shareholder of the Company or its holding company, as applicable, may become a party to this Carve Out Agreement prior to or concurrently with the acquisition of shares of the Company or its holding company, as applicable, with the rights and obligations of a Shareholder.

(3)
All Shareholders and the Beneficiary hereby declare their consent, and hereby offer, to an acquirer of shares of the Company or its holding company, as applicable, under § 7 (1) or (2) above to become a party to this Carve Out Agreement and, if applicable, to the transferor to cease to be a party to this Carve Out Agreement, in each case provided that such acquisition and, if applicable, transfer of shares of the Company or its holding company, as applicable, occurs in accordance with the provisions of § 7 (1) or (2) above. Each of the Shareholders waives the requirement that they are notified of such accession and, if applicable, leaving pursuant to § 151 sentence 1 of the German Civil Code (Verzicht auf den Zugang der Beitritts- und gegebenenfalls Austrittserklärung gemäß § 151 Satz 1 BGB), which shall become effective upon receipt by the Beneficiary of a corresponding instrument duly executed in writing by the acquirer and, if applicable, the transferor of shares of the Company or its holding company, as applicable.

§ 8
Final Provisions

(1)
This Carve Out Agreement supersedes all prior representations, arrangements, understandings and agreements between the Parties and each of them relating to the subject-matter thereof, and sets forth the entire, complete and exclusive agreement and understanding between the Parties and each of them relating to the subject-matter thereof. In particular, this Carve Out Agreement shall totally replace the Interim Grant Agreement dated ____________ by and between the Beneficiary and the Company which shall be of no further force or effect. The Beneficiary hereby irrevocably waives the 13,081 stock options granted to him under the Stock Option Equity Incentive Plan 2007 of the Company, as amended, and any and all rights out of or in connection with such stock options and its grant; such waiver is hereby accepted by the Company; the option agreement for the granting of such stock options is hereby terminated with immediate effect by mutual agreement, and the Beneficiary and the Company are in agreement that no further rights and obligations among the Beneficiary and the Company under or in connection with this option agreement, whether actual or contingent, exist.

(2)
Should individual terms of this Carve Out Agreement be or become invalid or unenforceable or if this Carve Out Agreement contains gaps, this shall not affect the validity of the remaining terms of this Carve Out Agreement. In place of the invalid, unenforceable or missing term, such valid term which comes closest to what was intended according to the sense and purpose of the invalid, unenforceable or missing term shall be deemed to have been agreed. Should a term of this Carve Out Agreement be or become invalid because of the scope or time of performance for which it provides, then the scope or time of performance shall be amended to correspond to such scope or time of performance which comes closest within what is legally permissible.

(3)
Any amendments and additions to this Carve Out Agreement must be made in writing in order to be effective, to the extent that notarization is not required by applicable law. This shall also apply to a waiver of the written form requirement as well as to a waiver of any right or claim under or in connection with this Carve Out Agreement.

(4)
This Carve Out Agreement shall be governed by the laws of the Federal Republic of Germany without regard to the conflicts of laws provisions thereof. To the extent that such an agreement is legally valid, the courts at the registered seat of the Company shall have non-exclusive jurisdiction over this Carve Out Agreement.

(5)
The Beneficiary hereby confirms that he has carefully read and fully understands all of the provisions of this Carve Out Agreement, that he knowingly and voluntarily agrees to the terms and conditions of this Carve Out Agreement and that he has had the opportunity to review this Carve Out Agreement and to consult with an attorney, tax advisor and financial advisor regarding it. The Beneficiary further confirms that his employer has not made any recommendation in relation to the acceptance of the rights hereunder.

For the Shareholders:

_________________, __________________ Place, Date	_________________________________ (________________)

For the Beneficiary:

_________________, __________________ Place, Date	_________________________________ (________________)

For the Company:

_________________, __________________ Place, Date	_________________________________ (________________)
_________________________________ (________________)